UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Consent solicitation statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☒
Check the appropriate box:
☐	Preliminary Consent solicitation statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Consent solicitation statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

Robert B. Barnhill, Jr.

UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust

RBB-TRB LLC

RBB-CRB LLC

Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust

Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust

Winston Foundation, Incorporated

Emily Kellum (Kelly) Boss

J. Timothy Bryan

John W. Diercksen

Kathleen McLean

Donald Manley

(Name of Person(s) Filing Consent solicitation statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Robert B. Barnhill, Jr. (“Mr. Barnhill”) and the other participants named therein filed a revised definitive consent solicitation statement and accompanying WHITE consent card with the U.S. Securities and Exchange Commission on October 15, 2020 to be used to solicit consents for, among other things, the removal and replacement of certain incumbent directors of TESSCO Technologies Incorporated (the “Company”).

On November 4, 2020, Mr. Barnhill issued the following public letter to the shareholders of the Company:

November 4, 2020

Dear TESSCO Shareholders:

We thought it would be helpful for you to hear from all of us, Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean. We are independent candidates up for election to the TESSCO Technologies, Inc. (“TESSCO” or the “Company”) Board of Directors (the “Board”). As you may know, Robert Barnhill, Jr., TESSCO’s founder and largest shareholder, has proposed as part of his consent solicitation that shareholders elect us to replace five of the incumbent directors as well as to make other Board and corporate governance enhancements.

While the current TESSCO directors have tried to paint this situation as an attempt by Mr. Barnhill to take control over the Company, this is not the case. We have no affiliation or current working relationship with Mr. Barnhill, nor have we made any agreement on the future direction of the Company. However, our collective backgrounds, skill sets and experiences as executives and directors at companies in highly relevant industries have prepared us to address the significant issues at TESSCO. The paragraphs that follow set forth – in our own words – the reasons why we strongly believe we can begin to properly diagnose and fix the problems that TESSCO has been facing for a number of years. One question remains: Who do you, the shareholders, believe is the best Board to lead TESSCO forward?

Emily Kellum (Kelly) Boss – Retired General Counsel from Energizer Holdings

“I have extensive experience in corporate governance, commercial compliance, executive compensation, regulatory and intellectual property matters.  While I am a lawyer, I have also been a member of the executive business teams at all three of the companies at which I have worked.  The Board needs someone who is an expert at spotting issues, problem solving and communicating.   I believe that I can utilize my twenty-five plus years of public and private company experience to help facilitate a winning strategy for TESSCO to get back on track to deliver value for its shareholders. As a seasoned corporate attorney, I bring to the table good judgment about what needs to be fixed and when. I will prioritize those elements of the business that need to be addressed and develop a plan in conjunction with the management team to improve them. I have completed many mergers and acquisitions, and in the process, ensured that financial synergies were delivered from the transactions. In other instances, my counsel led to the disposition of non-valued assets, brands and closing of subsidiary companies to ensure strategic levers and financial drivers for the on-going business are always prioritized. All public companies currently need board members with extensive data privacy, security, compliance and a regulatory background. Additionally, board members with extensive experience in developing and understanding diversity and anti-harassment programs is a plus. My skill set and experiences are heavily weighted to ensuring that a company’s intellectual property is properly protected and then leveraged against competition. TESSCO needs to re-focus its efforts to ensure its investments are properly protected. Good corporate governance is as important as a clean balance sheet and my legal and corporate experiences are aligned to provide those missing elements to TESSCO.”

J. Timothy Bryan – CEO of NRTC (National Rural Telecommunications Cooperative)

“When Mr. Barnhill first approached me, I was somewhat reticent about the opportunity to join the Board.  However, upon spending time with Mr. Barnhill, and devoting significant time to reviewing TESSCO’s financial make up, I became convinced of TESSCO’s true potential.  I have significant knowledge that can help guide TESSCO to deliver a much better return for its shareholders based upon my experience as a leader in domestic and international broadband, board experience at Nextel, Clearwire, FirstNet and ARRIS, and management of the rapid deployment of wired and wireless technology by rural electric and telecommunications utilities.  Having served on nearly a dozen corporate boards, I am a true believer in strong, independent, corporate governance and will carry out my fiduciary responsibilities with the duties of loyalty and care that all shareholders should demand.”

John Diercksen – Senior Adviser of LionTree Investment Advisors

“My past and current experiences will be especially valuable to TESSCO’s shareholders. I currently sit on the boards of Cyxtera Technologies, Inc., Intelsat and Banco Popular, Inc. Previously, I served as the CEO of Beachfront Wireless, held several senior financial and leadership positions at Verizon Communications Inc. (and its predecessor companies), including Executive Vice President of Strategy, Planning and Development, and sat on the board of Harman International Industries, Inc. The issues facing the Company which require attention are clear. I believe that leveraging my experience and industry knowledge will drive solution-based results, leading to shareholder value creation. At Mr. Barnhill's request, I previously worked as a consultant for TESSCO and tried to assist with the strategy decisions a few years back. However, my recommendations were ignored and the Company chose a different path. Based on public documents, it seems that there are numerous areas that need improvement, such as sales, marketing, and profit margin within each division, to name a few. As a director on the Board, I will lend my expertise to a number of areas, including, but not limited to, building strategic partnership relationships, finding sustainable and alternative profitable revenue sources, utilizing subscription-based revenue instead of one-time transactional revenue, enhancing utilization of SAP applications for partnerships with customers and improving sales force productivity.”

Kathleen McLean – Previous Chief Information Officer and Chief Customer Officer for ADT Inc.

“Upon reviewing the publicly available information about TESSCO, I was surprised to see the substantial deterioration in profitability and shareholder value over the last several years during a time of innovation and expansion in technology and telecommunications. Having served as a leader, board member and advisor to high growth technology companies, as well as in numerous C-suite roles in telecommunications, I have successfully leveraged technology to improve performance and accelerate growth. It requires adept management and support from an informed and engaged board to transform a company, uncover the right strategy and successfully deploy technical expertise. When I was introduced to Mr. Barnhill, I was struck by his passion and commitment to TESSCO and restoring shareholder value. As a management consultant and a Governance Fellow of the National Association of Corporate Directors, I know the challenges facing boards and management teams today and the importance of a strong, diverse and independent board in executing its fiduciary responsibilities to shareholders. After getting to know the other three director nominees over the past month and reviewing their credentials, I strongly believe the slate of director nominees that Mr. Barnhill has assembled possesses the requisite credentials, and I am pleased to be a part of it.”

*           *           *

As you can see, we bring a lot to the table that we believe can help TESSCO achieve its potential. With the technological changes occurring in the world right now, the Company should be thriving, but instead it has, in our view, missed opportunities and misdirected resources, causing significant shareholder losses. Mr. Barnhill identified four independent thinkers to aid in his quest to save TESSCO from its current trajectory.

We think it is unfortunate that the Board is trying to paint Mr. Barnhill as trying to take control of the Company when the Board’s own actions have represented the stereotypical activism defense playbook of board entrenchment and shareholder disenfranchisement. Mr. Barnhill identified us to get the Company back on track to maximize shareholder value, and he has shown that he wants the Company to listen to the perspectives of other significant shareholders. We strongly favor the concept of allowing shareholders with significant ownership to appoint directors to better align the Company’s values with those of its shareholders. Why fight shareholders when you can embrace the valuable feedback of those that chose to invest significant sums of money in the Company and likely have real value to add?

The sooner that we can move beyond this situation, the quicker we can collaborate with the remaining members of the Board and management to realize the true value of TESSCO. We are happy to speak with any shareholders, employees or customers to demonstrate the value we will bring to the Board as four independent individuals with skill sets and experiences that we believe fit exactly with what this Company needs. Thank you so much for your time and investment in TESSCO.

Sincerely Yours,

Emily Kellum (Kelly) Boss, J. Timothy Bryan, John W. Diercksen and Kathleen McLean

If you would like to speak with any of the nominees proposed by Mr. Barnhill or need assistance executing the WHITE consent card, please contact:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Telephone: +1 (212) 468-5380

Toll-Free: +1 (800) 257-3995

Email: SaveTESSCO@harkinskovler.com

Important Additional Information

Mr. Barnhill, Ms. McLean, Ms. Boss, Mr. Bryan, Mr. Diercksen, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Participants” or “We”) are participants in the solicitation of consents from the Company’s shareholders to remove John D. Beletic, Jay G. Baitler, Paul J. Gaffney, Dennis J. Shaughnessy and Morton F. Zifferer, Jr. and elect Ms. McLean, Ms. Boss, Mr. Bryan and Mr. Diercksen to fill four of the resulting vacancies (as well as to amend the Company’s Sixth Amended and Restated By-Laws proposed in connection therewith). We have filed a definitive consent solicitation statement and a WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS SET FORTH IN THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND OTHER MATERIALS FILED WITH THE SEC. Shareholders can obtain the definitive consent solicitation statement and any amendments or supplements to the definitive consent solicitation statement filed by the Participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com.

Certain Information Regarding the Participants

Mr. Barnhill is the founder, former Chairman of the Board and the largest shareholder of the Company.

Mr. Barnhill beneficially owns 1,620,387 shares of the Company’s common stock (“Common Stock”) (approximately 18.5% of the outstanding shares), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,760,562 shares of Common Stock outstanding as of October 13, 2020, as reported in the Company’s Consent Revocation Statement on Schedule 14A, filed with the SEC on October 15, 2020. Christopher Barnhill may be considered a Participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company.

None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.